Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2017 THIRD QUARTER RESULTS

-New Home Orders up 36% Year-Over-Year on a 9% Increase in Average Selling Communities-
-Backlog Dollar Value up 56% on a 32% increase in Backlog Units-
-Reports Net Income Available to Common Stockholders of $72.3 Million, or $0.48 per Diluted Share-
-Reports $68.2 Million of Land and Lot Revenue and $56.2 Million in Land and Lot Gross Margin-
Irvine, California, October 25, 2017 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the third quarter ended September 30, 2017.
Results and Operational Data for Third Quarter 2017 and Comparisons to Third Quarter 2016

•	Net income available to common stockholders was $72.3 million, or $0.48 per diluted share, compared to $34.8 million, or $0.22 per diluted share

•	New home orders of 1,268 compared to 932, an increase of 36%

•	Active selling communities averaged 129.8 compared to 119.0, an increase of 9%

◦	New home orders per average selling community were 9.8 orders (3.3 monthly) compared to 7.8 orders (2.6 monthly)

◦	Cancellation rate of 15% compared to 17%, a decrease of 200 basis points

•	Backlog units at quarter end of 2,265 homes compared to 1,711, an increase of 32%

◦	Dollar value of backlog at quarter end of $1.5 billion compared to $950.2 million, an increase of 56%

◦	Average sales price in backlog at quarter end of $654,000 compared to $555,000, an increase of 18%

•	Home sales revenue of $648.6 million compared to $578.7 million, an increase of 12%

◦	New home deliveries of 1,111 homes compared to 1,019 homes, an increase of 9%

◦	Average sales price of homes delivered of $584,000 compared to $568,000, an increase of 3%

•	Homebuilding gross margin percentage of 19.5% compared to 20.1%, a decrease of 60 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 22.0%*

•	Land and lot sales revenue of $68.2 million compared to $2.5 million

◦	Land and lot sales gross margin percentage of 82.4% compared to 31.6%

◦
Third quarter 2017 results include the sale of a parcel consisting of 69 homebuilding lots located in the Pacific Highlands Ranch community in San Diego, California, representing $66.8 million in land and lot sales revenue and $56.1 million in land and lot gross margin

•	SG&A expense as a percentage of homes sales revenue of 10.2% compared to 10.9%, a decrease of 70 basis points

•	Ratios of debt-to-capital and net debt-to-net capital of 47.5% and 45.0%*, respectively, as of September 30, 2017

•	Repurchased 975,700 shares of common stock at a weighted average price per share of $12.83 for an aggregate dollar amount of $12,519,904 in the three months ended September 30, 2017

•	Ended third quarter of 2017 with total liquidity of $554.6 million, including cash of $162.4 million and $392.2 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"

“I am very pleased with our results this quarter,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “We had a 36% increase in new home orders on a year-over-year basis, driven primarily by a 9% increase in average selling communities and a 27% increase in our monthly absorption rate. We believe this order growth is a strong indicator of the strength in the housing market and the quality of our home offerings. The positive trends we saw for the quarter were broad-based, with our operations in California continuing to produce excellent results and operations in our other markets making improvements with respect to order growth and/or profitability. These trends, coupled with the significant increase to our quarter-ending backlog, put us in a great position to end the year on a high note and carry that momentum into 2018.”
Third Quarter 2017 Operating Results
Net income available to common stockholders was $72.3 million, or $0.48 per diluted share in the third quarter of 2017, compared to net income available to common stockholders of $34.8 million, or $0.22 per diluted share for the third quarter of 2016.  The increase in net income available to common stockholders was primarily due to an increase in land and lot sales gross margin of $55.4 million due primarily to the sale of a parcel consisting of 69 homebuilding lots located in the Pacific Highlands Ranch community in San Diego, California.
Home sales revenue increased $70.0 million, or 12%, to $648.6 million for the third quarter of 2017, as compared to $578.7 million for the third quarter of 2016.  The increase was primarily attributable to a 9% increase in new home deliveries to 1,111, and a 3% increase in the average sales price of homes delivered to $584,000, compared to $568,000 in the third quarter of 2016.
New home orders increased 36% to 1,268 homes for the third quarter of 2017, as compared to 932 homes for the same period in 2016.  Average selling communities increased 9% to 129.8 for the third quarter of 2017 compared to 119.0 for the third quarter of 2016. The Company’s overall absorption rate per average selling community increased 27% for the third quarter of 2017 to 9.8 orders (3.3 monthly) compared to 7.8 orders (2.6 monthly) during the third quarter of 2016.
The Company ended the quarter with 2,265 homes in backlog, representing approximately $1.5 billion. The average sales price of homes in backlog as of September 30, 2017 increased $99,000, or 18%, to $654,000, compared to $555,000 as of September 30, 2016.
Homebuilding gross margin percentage for the third quarter of 2017 decreased to 19.5%, compared to 20.1% for the third quarter of 2016.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 22.0%* for the third quarter of 2017, compared to 22.7%* for the third quarter of 2016.  The decrease in homebuilding gross margin percentage was largely due to the mix of homes delivered and increased labor and material cost.
Selling, general and administrative ("SG&A") expense for the third quarter of 2017 decreased to 10.2% of home sales revenue as compared to 10.9% for the third quarter of 2016 primarily due to increased leverage as a result of a 12% increase in home sales revenue.
“Our homebuilding teams did an excellent job of executing this quarter, as we once again met or exceeded our quarterly guidance for deliveries, average sales prices and homebuilding gross margin,” said TRI Pointe Group President and Chief Operating Officer Tom Mitchell. “In addition, we continue to be encouraged by the quality of our land pipeline and the improvement in both our operations and product. I would especially like to thank and applaud our team in Houston for displaying such dedication, perseverance and compassion for the community in the wake of Hurricane Harvey and its aftermath. Our team members really came together to help one another and to make sure our communities were safe and back open for business.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the fourth quarter of 2017, the Company expects to open 14 new communities, and close out of 10, resulting in 131 active selling communities as of December 31, 2017.  In addition, the Company anticipates delivering approximately 75% to 80% of its 2,265 units in backlog as of September 30, 2017 at an average sales price of $630,000 to $640,000.  The Company anticipates its homebuilding gross margin percentage to be in a range of 21.0% to 22.0% for the fourth quarter resulting in a range of 20.0% to 21.0% for the full year. Finally, the Company expects its SG&A expense as a percentage of home sales revenue to be in the range of 7.6% to 7.8% for the fourth quarter and 10.2% to 10.4% for the full year.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, October 25, 2017.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Third Quarter 2017 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13671772.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes® in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “goal,” “guidance,” “expect,” “intend,” “outlook,” “project,” “potential,” “plan,” “predict,” “target,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Operating Data:
Home sales revenue	$648,638	$578,653	$69,985	$1,609,458	$1,558,633	$50,825
Homebuilding gross margin	$126,720	$116,330	$10,390	$314,895	$339,073	$(24,178)
Homebuilding gross margin %	19.5%	20.1%	(0.6)%	19.6%	21.8%	(2.2)%
Adjusted homebuilding gross margin %*	22.0%	22.7%	(0.7)%	22.0%	24.0%	(2.0)%
Land and lot sales revenue	$68,218	$2,535	$65,683	$69,661	$70,204	$(543)
Land and lot gross margin	$56,217	$801	$55,416	$56,362	$53,231	$3,131
Land and lot gross margin %	82.4%	31.6%	50.8%	80.9%	75.8%	5.1%
SG&A expense	$66,135	$63,130	$3,005	$193,502	$180,914	$12,588
SG&A expense as a % of home sales revenue	10.2%	10.9%	(0.7)%	12.0%	11.6%	0.4%
Net income available to common stockholders	$72,264	$34,834	$37,430	$113,171	$137,310	$(24,139)
Adjusted EBITDA*	$139,550	$74,215	$65,335	$237,755	$262,945	$(25,190)
Interest incurred	$22,865	$18,601	$4,264	$61,669	$50,030	$11,639
Interest in cost of home sales	$15,623	$14,385	$1,238	$38,448	$34,653	$3,795

Other Data:
Net new home orders	1,268	932	336	4,012	3,339	673
New homes delivered	1,111	1,019	92	2,940	2,784	156
Average selling price of homes delivered	$584	$568	$16	$547	$560	$(13)
Average selling communities	129.8	119.0	10.8	127.4	117.0	10.4
Selling communities at end of period	127	123	4	N/A	N/A	N/A
Cancellation rate	15%	17%	(2)%	15%	14%	1%
Backlog (estimated dollar value)	$1,482,265	$950,171	$532,094
Backlog (homes)	2,265	1,711	554
Average selling price in backlog	$654	$555	$99

				September 30,	December 31,
				2017	2016	Change
Balance Sheet Data:
Cash and cash equivalents				$162,396	$208,657	$(46,261)
Real estate inventories				$3,303,421	$2,910,627	$392,794
Lots owned or controlled				27,892	28,309	(417)
Homes under construction (1)				2,599	1,605	994
Homes completed, unsold				243	405	(162)
Debt				$1,669,558	$1,382,033	$287,525
Stockholders' equity				$1,842,429	$1,829,447	$12,982
Book capitalization				$3,511,987	$3,211,480	$300,507
Ratio of debt-to-capital				47.5%	43.0%	4.5%
Ratio of net debt-to-net capital*				45.0%	39.1%	5.9%
__________

(1)	Homes under construction included 64 and 65 models at September 30, 2017 and December 31, 2016, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2017	2016
Assets	(unaudited)
Cash and cash equivalents	$162,396	$208,657
Receivables	84,583	82,500
Real estate inventories	3,303,421	2,910,627
Investments in unconsolidated entities	17,616	17,546
Goodwill and other intangible assets, net	161,094	161,495
Deferred tax assets, net	108,664	123,223
Other assets	58,292	60,592
Total assets	$3,896,066	$3,564,640

Liabilities
Accounts payable	$64,038	$70,252
Accrued expenses and other liabilities	316,487	263,845
Unsecured revolving credit facility	200,000	200,000
Seller financed loans	—	13,726
Senior notes	1,469,558	1,168,307
Total liabilities	2,050,083	1,716,130

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 150,429,021 and 158,626,229 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,504	1,586
Additional paid-in capital	780,715	880,822
Retained earnings	1,060,210	947,039
Total stockholders' equity	1,842,429	1,829,447
Noncontrolling interests	3,554	19,063
Total equity	1,845,983	1,848,510
Total liabilities and equity	$3,896,066	$3,564,640

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Homebuilding:
Home sales revenue	$648,638	$578,653	$1,609,458	$1,558,633
Land and lot sales revenue	68,218	2,535	69,661	70,204
Other operations revenue	584	606	1,752	1,790
Total revenues	717,440	581,794	1,680,871	1,630,627
Cost of home sales	521,918	462,323	1,294,563	1,219,560
Cost of land and lot sales	12,001	1,734	13,299	16,973
Other operations expense	575	575	1,726	1,724
Sales and marketing	33,179	31,852	92,209	90,621
General and administrative	32,956	31,278	101,293	90,293
Homebuilding income from operations	116,811	54,032	177,781	211,456
Equity in (loss) income of unconsolidated entities	—	(20)	1,646	181
Other income, net	26	21	147	287
Homebuilding income before income taxes	116,837	54,033	179,574	211,924
Financial Services:
Revenues	295	235	881	762
Expenses	82	72	233	183
Equity in income of unconsolidated entities	1,351	1,247	2,911	3,246
Financial services income before income taxes	1,564	1,410	3,559	3,825
Income before income taxes	118,401	55,443	183,133	215,749
Provision for income taxes	(46,112)	(20,298)	(69,824)	(77,701)
Net income	72,289	35,145	113,309	138,048
Net income attributable to noncontrolling interests	(25)	(311)	(138)	(738)
Net income available to common stockholders	$72,264	$34,834	$113,171	$137,310
Earnings per share
Basic	$0.48	$0.22	$0.73	$0.85
Diluted	$0.48	$0.22	$0.73	$0.85
Weighted average shares outstanding
Basic	151,214,744	160,614,055	155,238,206	161,456,520
Diluted	152,129,825	161,267,509	155,936,076	161,916,352

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay Homes	164	$477	165	$412	447	$459	400	$403
Pardee Homes	328	502	302	623	896	478	828	587
Quadrant Homes	79	686	90	531	206	649	287	515
Trendmaker Homes	104	504	121	516	343	493	335	506
TRI Pointe Homes	332	720	260	645	783	669	678	667
Winchester Homes	104	579	81	550	265	561	256	554
Total	1,111	$584	1,019	$568	2,940	$547	2,784	$560

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	535	$640	412	$716	1,272	$603	1,093	$707
Colorado	30	591	30	526	97	593	118	505
Maryland	77	562	55	510	192	534	169	504
Virginia	27	625	26	634	73	633	87	650
Arizona	164	477	165	412	447	459	400	403
Nevada	95	458	120	377	310	414	295	360
Texas	104	504	121	516	343	493	335	506
Washington	79	686	90	531	206	649	287	515
Total	1,111	$584	1,019	$568	2,940	$547	2,784	$560

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay Homes	158	13.5	134	17.8	504	15.3	526	18.1
Pardee Homes	421	30.8	283	22.5	1,282	29.3	936	22.8
Quadrant Homes	84	8.3	49	7.3	311	7.6	274	8.5
Trendmaker Homes	113	29.3	130	29.0	393	30.9	385	26.8
TRI Pointe Homes	378	34.7	239	28.7	1,144	31.9	883	27.3
Winchester Homes	114	13.2	97	13.7	378	12.4	335	13.5
Total	1,268	129.8	932	119.0	4,012	127.4	3,339	117.0

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	632	45.2	380	35.0	1,885	43.1	1,333	34.3
Colorado	40	8.0	31	5.0	144	6.5	107	4.8
Maryland	81	10.0	72	7.2	265	9.0	214	6.7
Virginia	33	3.2	25	6.5	113	3.4	121	6.8
Arizona	158	13.5	134	17.8	504	15.3	526	18.1
Nevada	127	12.3	111	11.2	397	11.6	379	11.0
Texas	113	29.3	130	29.0	393	30.9	385	26.8
Washington	84	8.3	49	7.3	311	7.6	274	8.5
Total	1,268	129.8	932	119.0	4,012	127.4	3,339	117.0

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of September 30, 2017			As of September 30, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay Homes	305	$154,324	$506	329	$144,127	$438
Pardee Homes	646	436,376	676	382	182,263	477
Quadrant Homes	206	160,202	778	130	83,467	642
Trendmaker Homes	213	107,968	507	186	98,874	532
TRI Pointe Homes	659	481,537	731	495	319,823	646
Winchester Homes	236	141,858	601	189	121,617	643
Total	2,265	$1,482,265	$654	1,711	$950,171	$555

	As of September 30, 2017			As of September 30, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	1,015	$750,947	$740	641	$387,125	$604
Colorado	106	65,563	619	73	42,809	586
Maryland	175	98,920	565	122	75,444	618
Virginia	61	42,937	704	67	46,172	689
Arizona	305	154,324	506	329	144,127	438
Nevada	184	101,404	551	163	72,153	443
Texas	213	107,968	507	186	98,874	532
Washington	206	160,202	778	130	83,467	642
Total	2,265	$1,482,265	$654	1,711	$950,171	$555

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	September 30,	December 31,
	2017	2016
Lots Owned or Controlled:
Maracay Homes	2,606	2,053
Pardee Homes	15,655	16,912
Quadrant Homes	1,685	1,582
Trendmaker Homes	1,856	1,999
TRI Pointe Homes	3,784	3,479
Winchester Homes	2,306	2,284
Total	27,892	28,309

	September 30,	December 31,
	2017	2016
Lots Owned or Controlled:
California	16,403	17,245
Colorado	817	918
Maryland	1,661	1,779
Virginia	645	505
Arizona	2,606	2,053
Nevada	2,219	2,228
Texas	1,856	1,999
Washington	1,685	1,582
Total	27,892	28,309

	September 30,	December 31,
	2017	2016
Lots by Ownership Type:
Lots owned	24,803	25,283
Lots controlled (1)	3,089	3,026
Total	27,892	28,309
__________

(1)	As of September 30, 2017 and December 31, 2016, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$648,638	100.0%	$578,653	100.0%
Cost of home sales	521,918	80.5%	462,323	79.9%
Homebuilding gross margin	126,720	19.5%	116,330	20.1%
Add: interest in cost of home sales	15,623	2.4%	14,385	2.5%
Add: impairments and lot option abandonments	374	0.1%	389	0.1%
Adjusted homebuilding gross margin	$142,717	22.0%	$131,104	22.7%
Homebuilding gross margin percentage	19.5%		20.1%
Adjusted homebuilding gross margin percentage	22.0%		22.7%

	Nine Months Ended September 30,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$1,609,458	100.0%	$1,558,633	100.0%
Cost of home sales	1,294,563	80.4%	1,219,560	78.2%
Homebuilding gross margin	314,895	19.6%	339,073	21.8%
Add: interest in cost of home sales	38,448	2.4%	34,653	2.2%
Add: impairments and lot option abandonments	1,169	0.1%	678	0.0%
Adjusted homebuilding gross margin	$354,512	22.0%	$374,404	24.0%
Homebuilding gross margin percentage	19.6%		21.8%
Adjusted homebuilding gross margin percentage	22.0%		24.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30, 2017	December 31, 2016
Unsecured revolving credit facility	$200,000	$200,000
Seller financed loans	—	13,726
Senior notes	1,469,558	1,168,307
Total debt	1,669,558	1,382,033
Stockholders’ equity	1,842,429	1,829,447
Total capital	$3,511,987	$3,211,480
Ratio of debt-to-capital(1)	47.5%	43.0%

Total debt	$1,669,558	$1,382,033
Less: Cash and cash equivalents	(162,396)	(208,657)
Net debt	1,507,162	1,173,376
Stockholders’ equity	1,842,429	1,829,447
Net capital	$3,349,591	$3,002,823
Ratio of net debt-to-net capital(2)	45.0%	39.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) impairment and lot option abandonments and (g) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net income available to common stockholders	$72,264	$34,834	$113,171	$137,310
Interest expense:
Interest incurred	22,865	18,601	61,669	50,030
Interest capitalized	(22,865)	(18,601)	(61,669)	(50,030)
Amortization of interest in cost of sales	15,899	14,415	38,771	34,808
Provision for income taxes	46,112	20,298	69,824	77,701
Depreciation and amortization	867	866	2,567	2,322
Amortization of stock-based compensation	3,887	3,285	11,631	9,648
EBITDA	139,029	73,698	235,964	261,789
Impairments and lot abandonments	374	389	1,203	678
Restructuring charges	147	128	588	478
Adjusted EBITDA	$139,550	$74,215	$237,755	$262,945